Exhibit 10.1
LEASE AGREEMENT
Under the instruction of Hyundai Investment Co., Ltd. (hereinafter referred to as “Collective Investment Entity”, in the status of the collective investment entity of Hyundai Private Equity Real Estate Investment Trust No. 15), a going concern established under the laws of the Republic of Korea whose head office is located at 97 Uisadang-daero (Yeouido-dong), Yeongdeungpo-gu, Seoul, Republic of Korea, Hana Bank, Ltd. (hereinafter referred to as “Lessor”, in the status of the trust company of Hyundai Private Equity Real Estate Investment Trust No. 15), a going concern established under the laws of the Republic of Korea whose Head Office is located at 66 Eulji-ro (Euljiro 2-ga), Jung-gu, Seoul, Republic of Korea, hereby enters into the following Lease Agreement with Forward Ventures, Ltd. (hereinafter referred to as “Lessee”), a going concern established under the laws of the Republic of Korea whose Head Office is located at 501 Teheran-ro, Gangnam-gu, Seoul, on September 13, 2016:
PREAMBLE
WHEREAS, as of the execution date of the Agreement, the Lessor plans to construct and own Tower 730 (hereinafter referred to as “Lease Building”), which is a business and commercial-purpose facility consisting of 27 aboveground floors and 4 underground floors with the total floor area of 80,660.63m2 located at the address of 141, 35-gil, Olympic-ro (Shincheon-dong 7-30), Songpa-gu, Seoul, Republic of Korea.
WHEREAS, the Lessee intends to lease the Lease Property (defined below), which is a part of the Lease Building, in accordance with the terms and conditions of the Agreement, and the Lessor intends to lease the same under the instruction of the Collective Investment Entity.
NOW, THEREFORE, the parties hereby agree to the following:
Article 1 (Definitions)
The terms referred in the Agreement shall bear the definitions set forth below unless otherwise defined in the Agreement or otherwise interpreted as per the context herein. When a contract or document is referred in the Agreement, it shall refer to all revisions, corrections or supplements thereof.
1.“Lease Start Date” shall mean the definition set forth in the Appendix.
2.“Interior Construction Period” shall mean the period prior to the Lease Start Date offered to the Lessee by the Lessor to enable installation of facilities in the Lease Property (defined in Appendix.)
3.“Lessee’s Fixtures” shall mean partition walls, shades, other supplies or fixtures installed or to be installed by the Lessee in the Lease Property.
4.“Maintenance Fee” shall mean the expense paid by the Lessee to the Lessor in the manner described in Article 4 and the Appendix in exchange for Lessor’s provision of building management service.

5.“Management Service” shall mean labor cost, taxes, public dues, insurance premiums, electricity charges, water charges, air conditioning charges, security charges and other various services provided by the Lessor for operation, management and repair of the Lease Building.
6.“Normal Business Hours” shall mean the hours between 7:00AM to 7:00PM on Monday through Friday and the hours between 7:00AM to 1:00PM on Saturdays, excluding Sundays and all public holidays of the Republic of Korea.
7.“Permitted Use” shall mean the use permitted to the Lessee with regard to the Lease Property, which is described in the Appendix.
8.“Lease Property” shall mean the lease property subject to the Agreement, representing the property described in the Appendix.
9.“Rent” shall mean the rent paid by the Lessee in exchange for the lease on the Lease Property in the manner described in Article 3 and the Appendix.
10.“Lease Deposit” shall mean the lease deposit paid by the Lessee in the manner described in Article 3 and the Appendix.
11.“Appendix” shall mean the list attached to the Agreement, which constitutes an integral part of the Agreement.
12.“Schedule of Lease Deposit” shall mean the timeline for payment of the Lease Deposit, representing the detailed schedule indicated in the Appendix.
13.“Management Regulation” shall mean the Management Regulation of the Lease Building (including updated versions thereof) provided to the Lessee.
14.“Lease Period” shall mean the lease period defined in the Agreement, representing the period indicated in the Appendix.
15.“Business Day” shall mean days when banks engage in business operation in the Republic of Korea; however, excluding days when only some banks or some bank branches engage in business operation, Saturdays, Sundays and other public holidays.
Article 2 (Lease)
1.Lease. The Lessor leases the Lease Property in accordance with the terms & conditions and rules set forth in the Agreement under the instructions of the Collective Investment Entity, whereas the Lessee rents it from Lessee.
2.Lease Start Date. The Lessee shall occupy the Lease Property within one (1) month from the Lease Start Date.
3.Renewal. In the event the Lessee wishes to renew the Agreement, it shall notify the Lessor of the intent to renew the Agreement at least nine (9) months prior to the expiration of the Agreement period. The Agreement shall be deemed not renewed in the event the aforesaid notice concerning the Agreement’s renewal is not made by the aforesaid due date or the Lessor and the Lessee fail to reach an accord concerning the Agreement’s renewal within one (1) from the aforesaid notice.
Article 3 (Lease Deposit and Rent)
1.Lease Deposit.
(a)Payment of Lease Deposit. The Lessee shall pay non-interest bearing Lease Deposit to the Lessor in accordance with the Schedule of Lease Deposit.
(b)Deductions from Lease Deposit. The Lessor shall receive and retain the Lease Deposit in order to ensure the Lessee’s appropriate satisfaction of/compliance with various terms and conditions of the Agreement and all liabilities for which the Lessor may bill the Lessee from time to time in connection with the Lease Property, and the Lessor may deduct any claims against the Lessee established under the Agreement from the Lease Deposit after an advance notice forwarded to the Lessee in accordance with the terms and conditions of the Agreement. (On the other hand, the Lessee may not demand deduction from the Lease Deposit in the above-described manner.) In the event the Lessor deducts any amount from the Lease Deposit under the Agreement, the Lessor shall notify the Lessee of the amount deducted from the Lease Deposit, in which case the Lessee shall replenish the deducted amount to bring the Lease Deposit to the original amount within thirty (30) days from receiving said notice. In the event the Agreement is extinguished (including termination; the same applies below) and the Lessee restores the original condition of the Lease Property and vacates it to the Lessor in accordance with Article 13, any of the Lessee’s liability to the Lessor under the Agreement that is still outstanding at that point in time may be deducted from the Lease Deposit by the Lessor to satisfy the Lessor’s claim.
(c)Full Payment of the Lease Deposit. In the event the Lessee fails to pay the Lease Deposit in full in accordance with the Schedule of Lease Deposit (including when it fails to replenish the Lease Deposit after an amount has been deducted in accordance with Article 3, Paragraph 1, (b)), it shall add and pay late interest at the rate of 20% per annum on the unpaid amount for the period between the day after the initial agreed payment date and the actual payment date. However, in the event a part of the Lease Deposit is not paid for at least one (1) month from the agreed payment date set forth in the Schedule of Lease Deposit (including when an amount deducted from the Lease Deposit in accordance with Article 3, Paragraph 1, (b) is not replenished for at least two (2) months), the Lessor may terminate the Agreement after an advance notice. In the event the Agreement is terminated for the reason described above, Article 12, Paragraph 3, (a) shall apply mutatis mutandis.
(d)Refund of the Lease Deposit. The Lessor’s refund of the Lease Deposit to the Lessee after extinguishment of the lease under the Agreement shall be occur within five (5) business days from the Lessee’s completion of the restoration of the original condition and vacating of the Lease Property to the Lessor.

Any delay in refund of the Lease Deposit shall result in addition and payment of interest at the rate of 20% per annum for the number of days in delay.
(e)No Transfer/Pledge. The Lessee shall not transfer its refund claim on the Lease Deposit or provide it as a lien/pledge to a third party without the Lessor’s advance written consent.
2.Rent. The Lessee hereby agrees to pay rent as follows during the Lease Period:
(a)Payable in full without any deduction. (However, in the event the Lease Period starts on a day other than the first day of a month or ends on a day other than the last day of a month, the Rent and the Maintenance Fee described below in Article 4 shall be calculated on per diem basis.)
(b)Each month’s rent shall be paid on the tenth (10th) day of the month (however, if the payment date falls on a non-business day, the next banking day) during the Lease Period. However, the first rent payment shall occur on the Lease Start Date.
3.Rent Payment Obligation. The Lessee’s rent payment obligation is as follows:
(a)Shall remain in force during the Lease Period regardless of the Lessee’s actual occupancy of the Lease Property.
(b)Shall not change for any reason.
4.Delinquency. In the event the Lessee fails to pay any amount due under the Agreement (including but not limited to the Rent and the Maintenance Fee) by the corresponding payment due date, it shall add and pay late interest calculated at the rate of 20% per annum on past due amount. In the event the Lessee fails to pay an amount due for at least seven (7) business days, the Lessor may deduct the amount due (including late interest) from the Lease Deposit after an advance written notice forwarded to the Lessee.
5.Settlement of Late Penalty. In the event the Lessee delays an amount due under the Agreement (including, but not limited to, the Rent and the Maintenance Fee) and pays after the due date but in an amount insufficient to pay off the total past due amount, the Lessor shall settle the amounts due in the order shown below:
(a)Late charge incurred as per Paragraph 4 of this Article
(b)Additional Maintenance Fee under Article 4, Paragraph 4
(c)Fixed Maintenance Fee under Article 4, Paragraph 2
(d)Monthly Rent under Article 3, Paragraph 2
(e)Lessor’s other receivables
Article 4 (Management Service and Maintenance Fee)
1.Management Service. The Lessor shall provide the Management Service on the Lease Building and the Lease Property.

2.Fixed Maintenance Fee. In exchange for provision of the Management Service under Article 3, the Lessee shall pay each month’s Fixed Maintenance Fee (defined in the Appendix) along with the Rent on the tenth (10th) day of the month (however, if the payment date is not a business day, the next business day). The Lessee shall pay the Maintenance Fee even when it was not able to occupy the Lease Property on the Lease Start Date if the condition was caused by a reason ascribed to the Lessee.
3.Adjustment. In the event of a significant change in the Maintenance Service charge ascribed to any one of the reasons listed below, the Lessor may adjust the Maintenance Fee after reaching a written accord with the Lessee under the instruction of the Collective Investment Entity to incorporate such a change. When an accord for an adjustment in the Maintenance Fee is reached, the Lessor shall notify the Lessee in writing, and the adjusted Maintenance Fee shall take effect from the first month following the notice.
(a)Change, new enactment or abolition of taxes and various public dues assessed on the Lease Property
(b)Change in the maintenance fee charged by buildings of similar class as the Lease Building that are located in the same market under the Regulation Concerning Appraisal and Evaluation
(c)Other material changes in economic conditions
Additional Maintenance Fee. On the twenty-fifth (25th) day of each month (if a non-business day, on the next business day), the Lessee shall pay the preceding month’s electricity charge, water charge and gas charge incurred for usage of additional facilities installed separately for the Lessee’s needs under the Lessor’s consent, additional air conditioning fees incurred based on the Lessee’s request and other relevant expenses as Additional Maintenance Fee, which shall be paid separately from the Fixed Maintenance Fee.
Article 5 (Value Added Tax)
The Lessee shall pay separate value added tax assessed on the Rent, the Maintenance Fee and all additional charges borne by the Lessee under the Agreement. However, the Lessor shall pay value added tax assessed on deemed rent incurred in connection with the Lease Deposit.
Article 6 (Changes and Lessee’s Fixtures)
1.Lease Property’s Facilities. In the event the Lessor permits the Interior Construction Period to the Lessee and the Lessee intends to complete installation of the Lessee’s Fixtures on the Lease Property and start utilization of the Lease Property prior to the Lease Start Date, the Lessee may use and occupy the Lease Property before the Lease Start Date after obtaining the Lessor’s advance written consent (the Lessor shall not decline its written consent without a valid reason.) The Lessee shall complete the following processes in order to install fixtures:
(a)The Lessee shall request the Lessor’s approval on the following matters in writing:
(1)Installation of the Lessee’s Fixtures on the Lease Property
(2)Removal, modification or addition of the Lease Property, the Lease Building or the Lessee’s fixture
In addition, the Lessee shall submit drawings and specifications related to the Lessee’s Fixtures prior to starting the above-described tasks for the Lessor’s advance written approval.
(b)The Lessee shall observe the following in order to install the Lessee’s Fixtures prior to completion of construction of the Lease Building:
(1)Use of appropriate and skilled technique,
(2)Conduct work in a manner satisfactory to the Lessor or its consultant (contractor) under their supervision when sought by the Lessor within a reasonable scope.
(c)Upon the Lessor’s request, the Lessee shall submit a confirmation letter attesting completion of the tasks in compliance with the following to the Lessor upon completing installation of the Lessee’s Fixtures:
(1)All relevant drawings and specifications
(2)All relevant bylaws and standards enforced by public agencies
(d)The Lessee shall bear all expenses including, but not limited to, the following expenses related to removal, installation, modification or addition on the Lease Property or the Lease Building conducted based on the location of the Lessee’s Fixture or the Lessee’s request:
(1)Partition walls, curtains, supplies and fixtures
(2)Components of doors, windows, air ducts and other partition fixtures
(3)Modification or addition of the following items:
(i)Power lines, switches and telephone lines
(ii)Air conditioning equipment
(iii)Sprinkler devices, fire alarms or prevention facilities

(e)In order for the Lessee to engage in any conduct that may destroy or damage the Lease Property or the Lease Building, it shall obtain the Lessor’s advance written consent and comply with the provisions set forth in this Article.
(f)The Lessee shall indemnify any damage in the Lease Building caused by its conduct under this Article at its expense and maintain/manage Lessee’s fixtures in good conditions.
2.No Repayment. The Lessee shall not seek the Lessor’s repayment of any expense related to any work conducted under this Article.
Article 7 (Use of Lease Property)
1.Permitted Use. The Lessee may use the Lease Property only for its permitted use.
2.Management Regulation. The Management Regulation constitute a part of the Agreement. The Lessee and its visitors shall be obligated to comply therewith.
3.Establishment (Amendment) of the Management Regulation. Under the instruction of the Collective Investment Entity, the Lessor may establish or amend the Management Regulation concerning the Lease Building, parking lot, other facilities, etc. to ensure appropriate management of the Lease Property and/or the Lease building or preservation of the Lessor’s properties. However, the Management Regulation shall refer to those adopted in office buildings similar to the Lease Property and shall be established (amended) in consultation with the Lessee.
4.Unauthorized Conduct. The Lessee shall not engage or authorize the following conduct:
(a)Unlawful transaction, business operation, occupancy, visit or other activities
(b)Conduct constituting the Lessee’s default of contract or tort that causes or may cause impairment, inconvenience, damages, etc. to users or the owner of the Lease Building or nearby land or buildings, or allowing a party who engages in such a conduct to remain in the Lease Building
(c)Installation of machinery that causes noise, odor, smoke or vibration that could be heard, smelled or sensed outside of the Lease Property
(d)Tort involving the Lease Property
5.Prohibitions. In addition to other provisions set forth herein under Article 7, the Lessee shall not engage in the following conducts inside the Lease Property or the Lease Building without the Lessor’s advance written consent (the Lessor shall not withhold or decline its consent without a valid reason.):
(a)Installing or displaying an advertisement panel or signage that may cause damages or block access to the general public

(b)Bringing in, or storing hazardous items, such as flammable, ignitable material, etc., or other items that may cause physical or property damages in the Lease Property or the Lease Building
(c)Installing a vending machine (excluding those installed in a designated area in the Lease Property) or installing/using cooking apparatus inside the Lease Property
(d)Using charcoal, coal, heating oil, LPG gas or other fuels that were not provided by the Lessor
(e)Damaging, destroying or modifying a fixture, tool or facility installed by the Lessor without the Lessor’s permission
(f)Using or applying load on the floor, walls, ceiling or structural element of the Lease Property in a manner that causes pressure, damage or impediment to a structural element, load-bearing section, frame, roof, foundation, crossbeam and/or exterior wall of the Lease Property
(g)Engaging in a conduct that includes the Lease Property or involves the Lease Property, which affects an insurance certificate subscribed by the Lessor in a manner that voids the insurance certificate, provides a basis for revocation of the insurance certificate or raises the insurance premium rate thereunder or an insurance premium rate applicable to other areas of the Lease Building
(h)Keeping pets (excluding tropical fish) within the Lease Property
6.Lessor’s Access.
(a)In order to inspect the Lease Property’s condition or to show the Lease Property to a prospect lessee or buyer of the Lease Property, the Lessor may access the Lease Property together with a third party during the Normal Business Hours after forwarding an advance notice to the Lessee and obtaining the Lessee’s consent (the Lessee shall not delay or decline its consent without a valid reason.)
(b)The Lessor may enter the Lease Property without a notice to the Lessee when needed for safety reasons or in case of an emergency, such as crime prevention, etc.
7.Use After the Normal Business Hours.
(a)In the event the Lessor requests information related to the Lessee’s use of the Lease Property outside of the Normal Business Hours (excluding normal night shifts) in the scope considered reasonable for security needs, the Lessee shall cooperate. In the event the Lessee uses the Lease Property outside of the Normal Business Hours, the Lessor may assess water charges, electricity charges and public dues related to the items listed below under an accord with the Lessee:
(1)Air conditioning and management

(2)In the event the Lessor determines that additional staffing may be needed for the Lease Building’s security, the employee(s)’ overtime wage and additional expenses
(3)Expenses incurred for the Lessee’s access to the Lease Building and use of the Lease Property outside of the Normal Business Hours that are verified through objective data
(b)The Lessor may bill the expenses related to (a) above to the Lessee, and the Lessee shall pay the amount together with the additional Maintenance Fee under Article 4, Paragraph 4.
8. 24-Hour Access.
(a)The Lessee and parties authorized by the Lessee may access and use the Lease Property outside of the Normal business Hours for utilization of the Lease Property within the permitted use or for relevant purposes.
(b)The Lessee and parties authorized by the Lessee shall comply with the conditions set forth below when accessing the Lease Property outside of the Normal Business Hours. In addition, the Lessee hereby agrees and acknowledges that the operation of elevators and air conditioning facilities may be limited outside of the Normal Business Hours.
(1)Reasonable scope of verification of the identities of the persons accessing the Lease Building outside of the Normal Business Hours
(2)Reasonable scope of investigation of the items being brought into the Lease Building outside of the Normal Business Hours
9.Insurance. The Lessee shall subscribe to the various necessary insurance policies on the facilities and properties owned by the Lessee in the Lease Property, such as fire insurance on properties, commercial liability insurance, etc., under its name, its expense and its full responsibility. In the event Lessee uses ignitable material such as gas, etc. during its use of the Lease Property, it shall subscribe a gas liability insurance, etc. in accordance with applicable bylaws. The Lessor shall add the Lessee as an insured in the insurance policies subscribed by the Lessor or the Collective Investment Entity on the building in order to ensure that no subrogation right of the insurer can be established against the Lessee.
Article 8 (Repair and Management)
1.Repair and Management
(a)The Lessee shall keep the Lease Property in satisfactory condition at its expense under the fiduciary duty of a manager in good faith.
(b)The Lessor hereby warrants that the Lease Property as of the Lease Start Date meets the physical requirements necessary for the Lessee’s intended purpose under the Agreement.

2.No Repayment. The Lessee shall not seek the Lessor’s repayment of the expenses pertinent to any task completed in accordance with this Article. In addition, the Lessee shall not demand the Lessor’s repayment of any necessary expense or beneficial expense incurred in connection with the Lease Property.
3.The Lessor’s Right to Repair.
(a)In the event of a condition described below, the Lessor may permit persons such as consultants (contractor), workers, etc. and materials to enter the Lease Property after notifying the Lessee in advance in a reasonable method (the notice may be omitted in case of an emergency):
(1)When needed to comply with a request, requirement, notification or order by a government authority (for which the Lessee is not liable under the Agreement)
(2)When repairing, renovating, managing, modifying or expanding the Lease Property or the Lease Building for a need or benefit after a due consultation between the Lessor and the Lessee (the Lessee shall not withhold or decline its consent without a valid reason). However, these actions shall not impair the Lessee’s use of the Lease Property.
(b)The Lessor shall make its best efforts to minimize the Lessee’s inconvenience when exercising its rights provided in this section.
Article 9 (Damage)
1.Injury or Damage by the Lessee. In the event the Lessee, its officers/employees or agent causes injury to the Lessor or another lessee of the Lease Building or damages a property of the Lessor or another lessee for a reason ascribed to the Lessee, its officers/employees or agent, the Lessee shall compensate and indemnify all damages/injuries.
2.The Lessee’s Loss. In the event the Lessee suffers losses that are caused by another lessee or a third party in the Lease Building, the Lessor or the Collective Investment Entity shall not be liable to indemnify the Lessee’s loss.
However, this provision shall exclude losses caused by the negligence or intent of the Lessor or the Collective Investment Entity.
3.The Lessee’s Properties. The Lessee shall be responsible for the safety management on the properties in the Lease Property owned and managed by the Lessee. The Lessee shall be liable for any loss suffered by the Lessor, another lessee of the Lease Building or a third party for a reason ascribed to the Lessee.
Article 10 (Exemption)
1.Unless otherwise defined in the Agreement, the Lessor and the Collective Investment Entity shall not be liable for any property damage caused by fire, theft, natural disaster,

other conditions of force majeure or any other reason that was a direct result of the negligence or intent of the Lessor.
2.Provided that the Lessor notifies in advance, the Lessor and the Collective Investment Entity shall not be liable for any damages resulting from temporary interruption in the provision of services or use of common areas inside the Lease Building ascribed to necessary repair, modification or renovation of the Lease Building.
Article 11 (Prohibition of the Lessee’s Rights and Sub-Lease; Lessor’s Transfer to New Owner of the Lease Building)
1.Prohibition of the Lessee’s Transfer and Sub-Lease. In order to engage in the conducts described below, the Lessee shall obtain an advance written consent from the Lessor and the Collective Investment Entity. However, this provision shall not apply to the Lessee’s affiliated companies (meaning a subsidiary, parent company, grandparent company, grandchild company, subsidiary of a grandchild company, companies of the same parent or grandparent company, etc.; on the other hand, related companies and partner companies are not included.), and in such an event, the Lessee shall furnish information verifying the relationship with the sublessee in question to the Lessor and the Collective Investment.
(a)Assignment, transfer, pledge, hypothecate, sublease or any other disposition of its rights pertinent to the Lease Property
(b)Assignment or division of the occupancy of the Lease Property or granting a permit that affects the Lease Property
(c)Attempting any of the above-described conduct through any action or certificate
2.Requirements Concerning Sublease. In the event the Lessee subleases a part of the Lease Property as per Paragraph 1, it shall uphold the basic rules described below:
(a)Sublease period shall not exceed the Lease Period.
(b)Sublessee shall not be permitted to re-sublease.
(c)A copy of the Sublease Agreement in question shall be furnished to the Lessor within three (3) business days from execution of the Sublease Agreement with the sublessee (however, information other than those pertinent to (a) and (b) above may be redacted.)
3.Lessor’s Transfer to the Lease Building’s New Owner. The Lessor may transfer all of its rights and obligations under the Agreement to a third party who becomes the new owner of the Lease Building, in which case the Lessee shall not object to such transfer and shall be deemed to have consented to the transfer (provided, however, that all rights and obligations of the Lessor under the Agreement are transferred to the new owner in their as-is form.) In the event all of the Lessor’s rights and obligations under the Agreement are transferred to the new owner in the aforesaid manner, the Lessee shall furnish a Lease Assumption Consent Letter concerning the transfer that stipulates assumption of the Lessee’s rights and obligations under the Agreement.
Article 12 (Termination)
1.Lessor’s Termination. The Lessor may terminate the Agreement immediately with a written notice in the event of any one of the following conditions:
(a)When the Lessee, its claimholder or any other eligible party files a motion for the Lessee’s liquidation, dissolution, bankruptcy, rehabilitation or work-out; or, when the Lessee fails to repay a debt upon its maturity or discontinues repayment of a matured debt explicitly or implicitly
(b)When the Lessee’s past due rent reaches an amount equivalent to or greater than three (3) months’ Rent
(c)When the Lessee’s past due fixed Maintenance Fee or additional Maintenance Fee reaches an amount equivalent to or greater than three (3) months’ Maintenance Fee
(d)When the Lessee defaults on its obligation under the Agreement (excluding delinquent Rent, Maintenance Fee or additional Maintenance Fee) and fails to rectify the condition within thirty (30) business days from receiving a notice for rectification
2.Lessee’s Termination. The Lessee may terminate the Agreement immediately with a written notice to the Lessor indicating the basis for termination in the event of any one of the following conditions:
(a)When the Lessor, its claimholder or any other eligible party files a motion for the Lessor’s liquidation, dissolution, bankruptcy, rehabilitation or work-out; or, when the Lessor fails to repay a debt upon its maturity or discontinues repayment of a matured debt explicitly or implicitly
(b)When the Lessee’s use of the Lease Property according to the purpose of use provided in the Agreement is disabled due to damage or loss of a part or the entirety of the Lease Property that is not ascribed to the Lessee
(c)When the Lessor defaults on its obligation under the Agreement and fails to rectify the condition within thirty (30) business days from receiving a notice for rectification
3.Penalty.
(a)In the event the Agreement is terminated by the Lessor for a reason ascribed to the Lessee, the Lessee shall pay a penalty in the amount equivalent to the Lease Deposit to the Lessor. In addition, loss suffered by the Lessor from the termination, if any, shall be indemnified by the Lessee. The Lessor may deduct the abovementioned penalty, indemnity, etc. from the Lease Deposit.

(b)In the event the Agreement is terminated by the Lessor for a reason ascribed to the Lessor, the Lessor shall pay a penalty in the amount equivalent to the Lease Deposit to the Lessee. In addition, loss suffered by the Lessee from the termination, if any, shall be indemnified by the Lessor.
Article 13 (Vacating and Restoration of the Original Condition)
1.Vacating of the Lease Property. The Lessee shall comply with the following upon the end of the Agreement:
(a)Upon the end of the Agreement, the Lessee shall remove all of its items and properties from the Lease Property, return the key(s) and the Lessor’s other properties and loaned goods to the Lessor and vacate the entirety of the Lease Property by the last day of the Agreement.
(b)By the last day of the Agreement, the Lessee shall, at its expense, remove all facilities, partition walls, structural modifications, etc. that had been installed by the Lessee, complete restoration of the original condition according to the final as-built drawing of the Lease Property, and obtain the Lessor’s approval on the outcome of the restoration in attendance of the Lessor’s employee or an expert if needed. All expenses incurred for inspection, etc. of the outcome of the restoration shall be paid by the Lessee. However, the Lessor may complete the task on behalf of the Lessee at the Lessee’s expense upon the Lessee’s request.
(c)The Lessee shall continue to pay the Maintenance Fee and the Rent at the normal rate until the day it obtains the Lessor’s written approval on the restoration of the original condition of the Lease Property. However, the Lessor may deduct the aforesaid Maintenance Fee and the Rent from the Lease Deposit refundable to the Lessee and refund only the net balance. The Lessor’s approval shall not be withheld or delayed without a valid reason.
2.Post-Extinguishment Actions.
(a)In the event the Lessee fails to remove its items and properties from the Lease Property or to restore the original condition of the Lease Property by the last day of the Agreement for a reason ascribed to the Lessee, the Lessee shall pay the Lessor in the amount equivalent to 1.5 times the monthly Rent and Maintenance Fee calculated on per diem basis for the period between the last day of the Agreement and the day of the approval of the restoration of the original condition. However, in the event the Lessor suffers any other loss as a result of the delay in the Lessee’s restoration of the original condition and vacating, the Lessee shall indemnify the Lessor for the damages additionally.
(b)In the event the Lessee fails to complete the restoration of the original condition and vacating and continues to use/occupy the Lease Property beyond the end of the Agreement, the Lessor may take actions such as discontinuing supply of power and/or water, closing of entry doors, etc., as well as all actions necessary to restore the original condition. In such a case, all losses, expenses and damages incurred in the process shall be the Lessee’s liability.
Article 14 (Lessor’s Disposition Right)
1.In the event the Lessee fails to notify its intent concerning disposition and management of its properties and items within one hundred twenty (120) days from the end of the Agreement, the Lessor may arbitrarily occupy the Lease Property and sell the Lessee’s properties and items in a method deemed appropriate by the Lessor.
2.In the event of the sale described in the previous Paragraph, the Lessor shall have the first right to receive all of the Lessee’s outstanding payables, including the Rent, the Maintenance Fee, transporting and storage cost, expenses related to the sale, etc., from the proceeds of the sale of the Lessee’s properties and items.
3.The Lessee shall indemnify the Lessor in the amount equivalent to all losses, expenses, damages or liabilities incurred by the Lessee or paid by the Lessor in connection with this Article. The Lessor may deduct amounts equivalent to said losses, expenses, damages or liabilities from the Lease Deposit.
Article 15 (Miscellaneous Provisions)
1.Security on the Lease Deposit. The Lessor shall provide the Lessee with the security in the following terms and conditions to ensure refund of the Lease Deposit to the Lessee:
(a)Immediately upon receiving the Lease Deposit from the Lessee, the Lessor shall deposit the amount to a separate account under the Lessor’s name and establish a depositary lien naming the Lessee as the lienholder. However, upon the completion of the Lease Building’s construction, the Lessor may replace the aforesaid depositary lien with the Lessee’s leasehold and fixed collateral right on the Lease Building (after registering the establishment of the fixed collateral right on behalf of the Lessor’s lender of the senior mortgage loan, the aforesaid leasehold and the fixed collateral right shall be established in the first-available order among the
Lessor’s lessees of the Lease Building, and the maximum claim of the fixed collateral right shall be equivalent to 120% of the Lease Deposit. In such a case, the senior mortgage loan shall have the limit equivalent to 60% of LTV based on the Lease Building’s collateral value appraisal. In the event the maximum claims of the senior mortgage loan’s lender and the Lessee sum up to an amount exceeding the aforesaid rate, the portion corresponding to the excess rate shall be offered to the Lessee in the form of a depositary lien.) In such a case, the Lessee shall complete the processes necessitated by the Lessor in connection therewith (including, but not limited, to a consent to cancel depositary lien, preparation of a contract for establishment of fixed mortgage and application for registration of collateral right).

(b)The Lessee shall be responsible for expenses related to establishment, cancellation, application for registration and deletion (including all rectifications, amendments and corrections relevant thereto) of collateral rights (including leasehold) related to the Lease Deposit.
2.Use of Parking Lot. In exchange for payment of the Rent, the Lessee may park the prescribed number of automobiles in the underground parking lot of the Lease Building as defined in the Appendix. With regard to theft, accident or damage of automobiles in the Lease Building’s parking lot, [sic] shall not be in any way liable unless ascribed to the intent or negligence of the Lessor, the Collective Investment Entity, the Lessor and the parking manager of the Lessor’s designation.
3.Building Manager. The Lessor may appoint a manager at its expense to ensure efficient management of the Lease Property and the Lease Building. In the event a notice to the Lessee from the Lessor or the Collective Investment Entity contains information different from that contained in a notice from the building manager, the notice from the Lessor or the Collective Investment Entity shall prevail.
4.Governing Law. All disputes from or related to the Agreement shall be ruled, interpreted and executed in accordance with the laws of the Republic of Korea.
5.Jurisdiction. Seoul Central District Court shall be the court of the preliminary jurisdiction for any dispute related to the Agreement.
6.Force Majeure. Default or delay in satisfaction of an obligation set forth in the Agreement caused by natural disaster, riot, war and other causes beyond the parties’ control (hereinafter referred to as “force majeure”) shall not be considered a violation of the Agreement. However, the party affected by force majeure shall continue to pursue all remedies to ensure full compliance of the Agreement. Unless not permitted under given circumstances, a party affected by force majeure shall notify the counterpart within fourteen (14) days from occurrence of the force majeure and make best efforts to eliminate or rectify the cause of the force majeure.
7.Divisibility. In the event a provision in the Agreement is deemed void, unlawful or unenforceable under administrative, legislative, judicial rules, etc., the force of the remaining provisions in the Agreement shall not be affected. The parties shall replace the provision deemed void, unlawful or inexecutable with another valid, lawful or executable provision that meets the intended purpose of the provision in question.
8.Amendment. The Agreement may be amended, corrected or supplemented only with a document signed by the parties to the Agreement and not by any business conventions or processes. The parties shall be bound by written amendment or correction of the Agreement even if there were no consideration thereto.
9.Waiver. A party’s satisfaction of the Agreement’s obligations shall be waived only with a written waiver form signed by the counterpart, and such a waiver shall apply solely to the specific obligation indicated in the waiver form. Even when a party hereto waives the counterpart’s liability for violation of a provision in the Agreement, it shall not constitute subsequent waiver of the same or different provision of the Agreement.
10.Expense. In the event (i) Amendment or correction of the Agreement; (ii) Termination, renewal or transfer of the Agreement; or, (iii) Addition, Supplementary Agreement or any other document related to the Agreement is requested, all legal fees and expenses related thereto shall be paid by the liable party.
11.Copy. The Agreement shall be executed in multiple copies, and each copy shall be deemed the original copy constituting single, identical document.
12.Confidentiality, etc. The Lessor and the Lessee hereby acknowledge that the content of the Agreement and relevant documents constitute confidential information. The Lessor and the Lessee shall request strict confidentiality of the information to their employees and advisors and to request non-disclosure of the information to individuals or organizations other than said employees and advisors. (Even when disclosed to employees and advisors, it shall be limited to the cases reasonably considered necessary for benefit and exercise of the rights under the Agreement.) The Lessor and the Lessee shall not use or represent the counterpart’s signs, such as trademark, tradename, etc., without the counterpart’s written consent regardless of their performance of the Agreement.
13.Appendix. In the event of a conflict between a provision in the Agreement and information indicated in the Appendix, the information in the Appendix shall prevail.
14.Warranty. The Lessor is lawfully entitled to lease the Lease Property to the Lessee.
15.Lessor’s Responsibilities and Liabilities. The Lessee hereby agrees and acknowledges that all responsibilities and liabilities of the Lessor and the Collective Investment Entity under the Agreement are limited to the collective investment assets of Hyundai Private Equity Real Estate Investment Trust No. 15, a collective investment instrument under the Financial Investment Services and Capital markets Act.

IN WITNESS WHEREOF, the parties have caused their respective duly assigned representatives to execute the Agreement on the date indicated in the first paragraph of the Agreement.
Lessor
Hana Bank, Ltd.
(In the status of the trust company of Hyundai Private Equity Real Estate Investment Trust No. 15)
66 Eulji-ro (Euljiro 2-ga), Jung-gu, Seoul
Representative Director Hahm Yeong-Ju
Yang Woo-Cheon, Trustee Marketing Div., as the Manager of the Above (Seal) Seal of the Divisional Manager of the Trustee Marketing Division
Collective Investment Entity
Hyundai Investment Co., Ltd.
(In the status of the collective investment entity of Hyundai Private Equity Real Estate Investment Trust No. 15)
97 Uisadang-daero (Yeouido-dong), Yeongdeungpo-gu, Seoul
Representative Director Kim Seok-Joong (Seal) Representative Director, Hyundai Investment Co., Ltd.
Lessee
Forward Ventures, Ltd.
501 Teheran-ro, Gangnam-gu, Seoul, 17th Floor (Samseong-dong)
Representative Director Kim Beom-Seok (Seal) Representative Director, Forward Ventures, Ltd.

APPENDIX
1.Lease Property:
(a)Address of the Lease Property: 141, Olympic-ro 35-gil (Shincheon-dong 7-30), Songpa-gu, Seoul
(b)Leased Area Total 56,164.72 m2 (However, the leased area shall be finalized through public register documents after the construction’s completion. The ratio of the exclusive area to be notified in writing after the construction’s completion.)

Floor No. of the Leased Area	Leased Area
8th Floor ~ 26th Floor (19 floors)	56,164.72 m2
- Area per floor is indicated in “Attachment 1. Leased Area Table.”
(c)In the event of any discrepancy between the Leased Areas indicated on the Appendix/ Attachment 1 and the same on the public register documents, the Lease Deposit, the Rent, the Maintenance Fee, etc. shall be adjusted and settled between the parties.
2.Completion of Construction, Lease Period and Interior:
(a)Lease Period shall begin on June 1, 2017 (hereinafter referred to as “Lease Start Date”) and the Lease Period shall last until the day that marks five (5) years from the Lease Start Date (May 31, 2022).
(b)In the event the completion of the Lease Building’s construction by the construction company occurs beyond February 28, 2017, the Lessor shall pay a late penalty to the Lessee in the amount corresponding to the construction company’s late penalty rate (112,483,000 won per day in delay; however, with the maximum limit of 11,248,300,000 won).
(c)The parties shall observe the provisions set forth in Article 2, Paragraph 3 of the Agreement with regard to the renewal of the Lease Period, provided that a renewal period shall be agreed between the Lessor and the Lessee within the maximum duration of five (5) years.
(d)The Interior Construction Period shall be from the start day of interior construction agreed to by the Lessor (provided that the aforesaid start day shall not be beyond January 1, 2017 assuming full payoff of the remaining balance of the Lease Deposit) until May 31, 2017. However, in the event the interior construction is completed during the Interior Construction Period, the Lessee may use the Lease Property without paying separate Rent, provided that the use is approved by the Lessor in writing (the Lessor shall not decline the written approval without a valid reason.)
(e)After execution of the Agreement (including the period before the Lease Start Date), the Lessee may not arbitrarily terminate the Agreement before the expiration of the Lease Period (if renewed, including the renewal period). In the event the Lessee intends to arbitrarily terminate the Agreement early, the Lessee shall pay a penalty to the Lessor in the amount equivalent to the Lease Deposit, as well as indemnification of the damages suffered by the Lessor, if any.
(f)After execution of the Agreement (including the period before the Lease Start Date), the Lessor may not arbitrarily terminate the Agreement before the expiration of the Lease Period (if renewed, including the renewal period). In the event the Lessor intends to arbitrarily terminate the Agreement early, the Lessor shall pay a penalty to the Lessee in the amount equivalent to the Lease Deposit, as well as indemnification of the damages suffered by the Lessee, if any
3.Rent:
1,359,186,224 won per month (VAT not included), (80,000 won/month per 3.3058m2)
However, the Rent shall not be assessed during the Interior Construction Period and the free rental period provided under Paragraph 10, (a) of the Appendix.
- Rent per floor is indicated in “Attachment 1. Leased Area Table.”
4.Lease Deposit:
(a)Lease Deposit: 11,892,879,460 won (700,000 won/month per 3.3058m2)
(b)Schedule of the Lease Deposit:

Category	Date	Amount	Ratio
Contract Deposit, Interim Deposit	September 21, 2016	7,135,727,676 won	60%
Balance	Lessee’s Interior Construction Start Date	4,757,151,784 won	40%
Total		11,892,879,460 won	100%
–Lease Deposit per floor is indicated in “Attachment 1. Leased Area Table.”
–Notwithstanding the Agreement’s other provisions, in the event the Lessee violates the Schedule of the Lease Deposit and delays and fails to pay the contract deposit/interim deposit and the balance of the Lease Deposit by at least nine (9) days and thirty (30) days, respectively, the Lessee shall indemnify the Lessor’s damages. (To be specific, the Lessee cannot start its interior construction before full payoff of the balance.) However, in the event the aforesaid periods lapse and the Lessor terminates the Agreement based on the Lessee’s violation of its obligation to pay the Lease Deposit, the Lessee shall pay a penalty to the Lessor in the amount equivalent to the Lease Deposit.
–Immediately upon receiving the contract deposit/interim deposit of the Lease Deposit from the Lessee, the Lessor shall deposit the amount to an account under the Lessor’s name and establish a depositary lien naming the Lessee as the lienholder.
–Prior to receiving the contract deposit/interim deposit, the Lessor shall submit documents necessary for the Lessee’s “Business Registration”.
5.Maintenance Fee:
(a)Fixed Maintenance Fee: 509,694,834 won (VAT not included), (30,000 won/month per 3.3058m2)
(b)Additional Maintenance Fee: Actual expense to be billed (VAT not included)
–Maintenance Fee per floor is indicated in “Attachment 1. Leased Area Table.”
–Notwithstanding the Agreement’s other provisions, Fixed Maintenance Fee and Additional Maintenance Fee shall be assessed during the Interior Construction Period and the free rental period under Paragraph 10 of the Appendix. (However, in the event the Lessee does not use the Lease Property for the purpose set forth in the Agreement during the Lease Construction Period, the Fixed Maintenance Fee shall be assessed at the rate of ½ of the regular rate. In the event the Lessee uses the Lease Property, even if partially, for the purpose defined in the Agreement, the Fixed Maintenance Fee shall be assessed in the full amount.)
–Air conditioning in the Lease Property shall be supplied in the hours between 7:00AM to 7:00PM during weekdays and 7:00AM to 1:00PM on Saturdays. However, upon the Lessee’s request, air conditioning shall be provided for two (2) additional hours during summer (between June and September) and winter (between November and February of the next year) free of charge, in the hours between 7:00PM and 9:00PM on weekdays and 1:00PM and 3:00PM on Saturdays.
6.Account for Remittance:
(a)All of the Lessee’s monetary payment obligations to the Lessee, including the Rent and the Maintenance fee (excluding the Lease Deposit) shall be remitted to the following account:

Bank	Accountholder	Payee Account
Hana Bank	Investment Trust Division of Hana Bank Hyundai Private Equity Real Estate Investment Trust No. 15	035-910010-07505
(b)The Lease Deposit paid by the Lessee to the Lessor shall be remitted to the following account:

Bank	Accountholder	Payee Account
Hana Bank	Trustee Marketing Division of Hana Bank Hyundai Private Equity No. 15 Lease Deposit	035-910013-82605

7.Adjustment of the Lease Deposit, the Rent and the Maintenance Fee:
(a)Lease Deposit shall not change throughout the Lease Period.
(b)Rent shall not change in the first two (2) years. In the subsequent years, 3% increase from the previous year’s level shall apply every year.
(c)Fixed Maintenance Fee shall increase 3% from the previous year’s level every year after reaching one (1) year from the Lease Start Date.
8.Permitted Use:
The Lease Property shall be used for the purpose of an office, educational facility, retail facility or other business purpose of the Lessee (however, excluding when the zoning needs to be revised, the Lessee may change the use when needed to install/operate a cafeteria, in which case the Lessee shall change the aforesaid revised use to a business facility upon the end of the Agreement.) Use in any other purpose shall require the Lessor’s advance written consent.
9.Free Parking:
The Lessee shall receive free parking for 170 automobiles.
10.Free Rental Period and Waiver of the Rent:
(a)The Lessor shall offer the following free rental period to the Lessee:
–Offer four (4) months every year (total of twenty (20) months over the five-year Lease Period)
–Free Rental Period

Category	Description	Remarks
Year 1	February 1, 2018 ~ May 31, 2018	4 months
Year 2	February 1, 2019 ~ May 31, 2019	4 months
Year 3	February 1, 2020 ~ May 31, 2020	4 months
Year 4	February 1, 2021 ~ May 31, 2021	4 months
Year 5	February 1, 2022 ~ May 31, 2022	4 months
11.Signage:
(a)There shall be two (2) locations on the top section (parapet) of the Lease Building where signs can be installed. The Lessee may install the Lessee’s signage (text or flat panel) on the location remaining after excluding the location of the Lessor’s designation (one location). However, any permits/licenses related to installation of signage issued by the relevant agencies and expenses related thereto shall be the Lessee’s responsibility and expense.

(b)The Lessor shall cooperate proactively in the event the Lessee needs any document for submission to the relevant agencies in connection with installation of signage described above.
(c)The Lessee may install signage within the Lease Building at its expense.
(d)Upon the end of the Agreement, the Lessee shall remove the signage installed in accordance with (a) and (c) at its responsibility and expense. In the event of any damage on the inner/exterior walls, the Lessee shall restore the original condition of the walls.
12.Elevator
The Lessor shall ensure that six (6) adjacent elevators are offered for the Lessee’s use for access to the Lease Property. Within the scope compliant with applicable laws, the Lessor shall make efforts to designate another elevator in the direction toward the front desk for the Lessee’s use in addition to the aforesaid six (6) elevators.
13.Preferred Right to Negotiate Lease
In the event of any vacancy in other sections of the Lease Building containing the Lease Property, the Lessor shall grant the preferred right to negotiate lease agreement (expansion agreement) to the Lessee, and such preferred negotiation period shall be one (1) month from the day the Lessee received the Lessor’s written notice. However, this provision shall not be construed as the Lessee’s obligation to execute the expansion agreement with the Lessor regardless of the conditions.

Attachment 1. Leased Area Table
Certificate of All Matters in Corporate Registration (Current Effective Matters) For Submission
Certificate of Partial Matters in Corporate Registration (Current Effective Matters)

Warehouse User Agreement
This Warehouse User Agreement (hereinafter referred to as “the Agreement”) is executed on September 13, 2016 between the following parties:
1.CBRE Korea, Ltd. (Hereinafter referred to as “A”)
2.Forward Ventures, Ltd. (Hereinafter referred to as “B”)
PREAMBLE
WHEREAS, “A” intends to allow “B” to use the property indicated below in the terms and conditions set forth in the Agreement and “B” intends to use the property.
NOW AND THEREFORE, the parties hereby agree to the following:
Article 1 (Details of the Property)
The details of the property subject to the Agreement are as follows:
1.Address: Basement Floor 2, Tower 730 (hereinafter referred to as “the Entire Building”), 141, Olympic-ro 35-gil (Shincheon-dong 7-30), Songpa-gu, Seoul
2.Location: As shown in Exhibit
3.Area: 300 pyeong
4.Use: Warehouse
Article 2 (Usage Period)
1.“B”’s usage period of the Property shall be the same as the Lease Period set forth in the Lease Agreement (hereinafter referred to as “the Lease Agreement”) executed between “B”, Hana Bank, Ltd. (the trust company of Hyundai Private Equity Real Estate Investment Trust No. 15) and Hyundai Investment Co., Ltd. (the Collective Investment Entity of Hyundai Private Equity Real Estate Investment Trust No. 15) with regard to the 8th ~ 26th floors of the Entire Building. However, once the Entire Building’s construction is complete, “B” may, under its accord with “A”, begin use of the Property before the aforesaid usage start date.
2.In the event the agreement period of “the Lease Agreement” is renewed, the usage period under the Agreement shall be extended accordingly.
3.Notwithstanding other provisions in the Agreement, in the event the Lease Agreement is extinguished for a basis set forth therein, the Agreement shall become void without a separate notice.
Article 3 (Security Deposit)
There shall be no security deposit.

Article 4 (Usage Charge)
1.Usage charge for the Property shall be 3,000,000 won per month (value added tax not included). Each month’s usage charge shall be remitted on the tenth (10th) day (if a non-business day, the next business day) of the month to the bank account of “A”’s designation. However, the initial usage charge shall be paid on the actual usage start date.
2.In the event “B”’s usage starts on a day other than the first day of a month or ends on a day other than the last day of a month, the month’s usage charge shall be calculated and settled on per diem basis.
3.Usage charge shall not be raised for the period of two (2) years from the actual usage start date. Thereafter, the charge shall be raised every year by 3% of the previous year’s level.
4.In the event “B” delays satisfaction of a monetary payment obligation under the Agreement, it shall add and pay late interest at the rate of 5% per annum.
5.“A” shall not demand monetary payment of any pretext from “B” except for those set forth in this Article. However, this prohibition shall exclude monetary claim established under “the Lease Agreement.”
Article 5 (Compliance)
“B” shall comply with the following:
1.“B” may not use the Property for any purpose other than those set forth in Article 1.
2.“B” shall be responsible for management (including insurance subscription and pest control) of items in the Property, and “A” shall not be liable for any loss, damage, deterioration, etc. of items stored in the Property. However, this shall not apply when the condition is ascribed to “A”.
3.In the event “B” installs any facility not supplied by “A” in the Property, it shall be responsible for various expenses incurred in connection with the installation, usage and removal of the facility and utilities.
4.“B” shall not bring in or store ignitable materials, hazardous items or any item that could potentially cause hazard, offensiveness or damages to others.
Article 6 (Termination)
1.In the event a party to the Agreement violates its obligations hereunder, the counterpart shall request rectification by designating a grace period of thirty (30) days. If no rectification is made within said period, the Agreement may be terminated.
2.Notwithstanding Paragraph 1, “A” may immediately terminate the Agreement in the event “B” delays payment of the usage fee equivalent to at least three (3) months’ usage fee.

Article 7 (Indemnity)
Regardless of whether the Agreement has been terminated, in the event a party suffers damages due to the counterpart’s default or unlawful conduct, the counterpart shall indemnify the damages.
Article 8 (Vacating and Restoration of the Original Condition)
1.Upon the end of the Agreement, “B” shall immediately remove all of its items in the Property at its own responsibility and expense, as well as its facilities, partition walls and other structural modifications it had installed to restore the original condition of the Property.
2.Restoration of the original condition described in Paragraph 1 shall observe the Property’s final as-built drawing attached hereto.
3.“B” shall pay the normal usage charge on the Property until the completion of the restoration of the original condition approved by “A”. In the event the “B” fails to remove its properties or to restore the original condition of the Property by the last day of the Agreement for a reason ascribed to “B”, it shall pay the amount equivalent to 1.5 times the monthly usage charge calculated on per diem basis for the period until the day of the approval of the restoration of the original condition and full vacating of the Property.
Article 9 (Other)
1.The Agreement may be corrected or amended only with a written agreement between the parties.
2.Issues not defined in the Agreement shall be governed by the relevant laws and commercial conventions.
3.The Agreement shall be governed by and interpreted according to the laws of the Republic of Korea, and Seoul Central District Court shall be the court of preliminary jurisdiction over all disputes related to the Agreement.
(Remaining page left blank for signatures/seal provisions on the next page)

IN WITNESS WHEREOF, the parties have caused the Agreement to be executed in duplicates for each party to sign/seal and keep a set.
“A”
CBRE Korea, Ltd.
21st Floor, Standard Chartered Bank Building, 47 Jongro (Gongpyeong-dong), Jongro-gu, Seoul
Representative Director KRAKOWIAK DARREN PAUL (Seal) Representative Director of CBRE Korea, Ltd.
“B”
Forward Ventures, Ltd.
17th Floor, 501 Teheran-ro (Samseong-dong), Gangnam-gu, Seoul
Representative Director Kim Beom-Seok (Seal) Representative Director of Forward Ventures, Ltd.

Exhibit. Drawing Indicating the Lease Property